Fourth Amendment to Amended and Restated Revolving Credit Agreement

This Fourth Amendment to Amended and Restated Revolving Credit Agreement (herein, the “Amendment”) is entered into as of August 4, 2008, by and among World Acceptance Corporation, a South Carolina corporation (the “Borrower”), the Banks party hereto, Bank of Montreal, as Agent for the Banks (the “Agent”).

Preliminary Statements

A.The Borrower, the Banks, JPMorgan Chase Bank as Co-Agent, and the Agent are parties to a certain Amended and Restated Revolving Credit Agreement, dated as of July 20, 2005, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.The Borrower has requested that the Banks extend the Termination Date, amend certain provisions relating to investments in non-Restricted Subsidiaries, and make certain other amendments to the Credit Agreement, and the Banks are willing to do so under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1.Subsection (d) of the second paragraph of Section 3.5 of the Credit Agreement (Place and Application of Payments) shall be amended and restated to read as follows:

(d) fourth, to the Agent and the Banks (and, in the case of Hedging Liability, their Affiliates) ratably in accord with the amounts of any other indebtedness, obligations or liabilities of the Borrower owing to each of them and secured by the Collateral Documents (including, without limitation, Hedging Liability) unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied;

1.2.The first sentence of Section 4.1 of the Credit Agreement (The Collateral) shall be amended and restated to read as follows:

The Obligations shall be secured by valid and perfected first priority Liens pursuant to the Company Security Agreement and the Subsidiary Security Agreement in favor of the Security Trustee for the benefit of the Banks on all of the Borrower’s and each of its Restricted Subsidiaries’ (other than the Insurance Subsidiary’s) now existing and hereafter arising or acquired accounts, general intangibles, instruments, documents, chattel paper, investment property, inventory, equipment, deposit accounts, and other goods together with all records and proceeds relating thereto as well as on all capital stock or other equity interests of each Subsidiary and all proceeds thereof; provided, however, that the lien on the Voting Stock of the Insurance Subsidiary and any other Foreign Subsidiary shall be limited to 66% of the total outstanding Voting Stock of the Insurance Subsidiary and any other Foreign Subsidiary.

1.3.Section 4.2 of the Credit Agreement (Subsidiary Guaranties) shall be amended and restated to read as follows:

Section 4.2. Subsidiary Guaranties. Payment of the Obligations shall at all times be guarantied by each of the Restricted Subsidiaries (other than the Insurance Subsidiary) pursuant to the Subsidiary Guaranty Agreement.

1.4.Section 5.1 of the Credit Agreement (Definitions) shall be amended by (a) adding in appropriate alphabetical order a definition of “Hedging Liability” and (b) amending and restating the definitions of “Collateral Documents,” “Obligations,” and“Termination Date” which shall instead read as follows:

“Collateral Documents” means the Company Security Agreement, the Subsidiary Security Agreement, and all other security agreements, financing statements and other documents as shall from time to time secure or relate to the Obligations or any part thereof.

“Hedging Liability” means the liability of the Borrower or any Restricted Subsidiaries party to the Subsidiary Guaranty Agreement to any of the Banks, or any Affiliates of such Banks, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Restricted Subsidiary, as the case may be, may from time to time enter into with any one or more of the Banks party to this Agreement or their Affiliates.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all Hedging Liability, all accrued and unpaid fees and all other obligations of the Borrower or any Restricted Subsidiary to the Banks or any Bank or the Agent or the Security Trustee arising under the Loan Documents, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Termination Date” means September 30, 2010, or such later date to which the Commitments are extended pursuant to Section 3.4 hereof, or such earlier date on which the Commitments are terminated in whole pursuant to Sections 2.9, 9.3 or 9.4 hereof.

1.5.Section 8.9(e) of the Credit Agreement (Permitted Indebtedness) shall be amended and restated in its entirety to read as follows:

(e) other unsecured Indebtedness for Borrowed Money to any Person (other than to the Borrower or another Restricted Subsidiary) in an aggregate amount for the Borrower and all Restricted Subsidiaries not exceeding $5,000,000 at any time outstanding.

1.6.Section 8.18(g) of the Credit Agreement (Investments) shall be amended and restated in its entirety and a new subsection (h) shall be added immediately thereafter, to read as follows:

(g) Investments by the Borrower in WAC de México, S.A. de C.V., SOFOM, ENR and Servicios World Acceptance Corporation de México, S. de R.L. de C.V. (collectively, the “Mexican Subsidiaries”) in an aggregate amount not to exceed $35,000,000 at any one time outstanding; and

(h) other Investments (in addition to those permitted in clauses (a) through (g) above), including for purposes hereof Investments in all Unrestricted Subsidiaries other than the Mexican Subsidiaries set forth in subsection (g) above, provided that (i) the aggregate amount of Investments in all Unrestricted Subsidiaries organized outside of the United States of America (other than the Mexican Subsidiaries set forth in subsection (g) above) shall not at any time exceed 3% of Consolidated Adjusted Net Worth and (ii) the aggregate amount of all such other Investments (including Investments in Unrestricted Subsidiaries other than the Mexican Subsidiaries set forth in subsection (g) above) shall not at any time exceed 10% of Consolidated Adjusted Net Worth.

1.7.Section 11 of the Credit Agreement (The Agent) shall be amended by (a) amending and restating Section 11.11 in its entirety and (b) adding a new Section 11.13, each of which shall read as follows:

Section 11.11. Authorization to Release or Subordinate or Limit Liens. The Agent is hereby irrevocably authorized by each of the Banks to authorize the Security Trustee to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.13 hereof or which has otherwise been consented to in accordance with Section 12.11 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.9, 8.10, and 8.11 hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations.

Section 11.13. Hedging Liability. By virtue of a Bank’s execution of this Agreement or an assignment agreement pursuant to Section 12.10 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Restricted Subsidiary has entered into an agreement creating Hedging Liability shall be deemed a Bank party hereto for purposes of any reference in a Loan Document to the parties for whom the Agent or the Security Trustee is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Subsidiary Guaranty Agreement as more fully set forth in Section 3.5 hereof. In connection with any such distribution of payments and collections, or any request for the release of the Subsidiary Guaranty Agreement and the Security Trustee’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Agent and the Security Trustee shall be entitled to assume no amounts are due to any Bank or its Affiliate with respect to Hedging Liability unless such Bank has notified the Agent and the Security Trustee in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Subsidiary Guaranty Agreement and Liens.

1.8.Schedule 6.2 to the Credit Agreement (Subsidiaries) shall be amended by striking reference to the Subsidiary by the name of “World Acceptance Corporation de México, S. de R.L. de C.V.” and inserting in its place the name “WAC de México, S.A. de C.V., SOFOM, ENR” which shall be accompanied by the following information:

Name	Jurisdiction of Organization	Owner	Percentage Ownership

WAC de México, S.A. de C.V., SOFOM, ENR	Mexico	World Acceptance Corporation (99%) and WFC Services, Inc., a South Carolina corporation (1%)	100%

Section 2. Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.The Borrower and the Required Banks shall have executed and delivered this Amendment.

2.2.The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Agent their consent to this Amendment in the form set forth below.

2.3.The Restricted Subsidiaries and the Security Trustee shall have executed a First Amendment to the Subsidiary Guaranty Agreement in the form attached hereto as Annex A (and each of the Banks hereby authorize and instruct the Security Trustee to execute and delver the First Amendment to the Subsidiary Guaranty Agreement in the form attached hereto as Annex A).

2.4.Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

Section 3.	Representations.

In order to induce the Banks to execute and deliver this Amendment, the Borrower hereby represents to the Agent, the Security Trustee, and the Banks that as of the date hereof, after giving effect to the amendments set forth in Section 1 above, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Agent) and (b) the Borrower and the Guarantors are in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.

Section 4.	Miscellaneous.

4.1.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2.The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein secure the payment and performance of the Obligations as amended hereby, which are entitled to all of the benefits and privileges set forth therein. Without limiting the foregoing, the Borrower acknowledges that the “Secured Indebtedness” as defined in the Company Security Agreement includes all Hedging Liability in addition to all other Obligations as originally defined therein.

4.3.The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

4.4.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws).

[Signature Page to Follow]

This Fourth Amendment to Amended and Restated Revolving Credit Agreement is entered into as of the date and year first above written.

World Acceptance Corporation

	By:	/s/ A. Alexander McLean, III
Name: A. Alexander McLean, III
Title: Chief Executive Officer

Accepted and agreed to.
Bank of Montreal, in its capacity as Agent

	By:	/s/ Michael S. Cameli
Name: Michael S. Cameli
Title: Director

BMO Capital Markets Financing, Inc.

By	/s/ Michael S. Cameli
	Name	Michael S. Cameli
	Title	Director

JPMorgan Chase Bank, N.A.

By:	/s/ Michael Tolentino
Name: Michael Tolentino
Title: Vice President

Bank of America, N.A.

By:	/s/ Deirdra Sikora
Name: Deirdra Sikora
Title: Vice President

Capital One, National Association

By:	/s/ Lori Mitchell
Name: Lori Mitchell
Title: Executive Vice President

Wells Fargo Financial Preferred Capital, Inc.

By:	/s/ William Laird
Name: William Laird
Title: Senior Vice President

Carolina First Bank

By:	/s/ Luke E. Barnett
Name: Luke E. Barnett
Title: Vice President

Acknowledgement and Consent

Each of the undersigned is a Restricted Subsidiary of World Acceptance Corporation who has executed and delivered to the Security Trustee, the Agent, and the Banks the Subsidiary Guaranty Agreement and the Subsidiary Security Agreement. Each of the undersigned hereby acknowledges and consents to the Fourth Amendment to Amended and Restated Revolving Credit Agreement set forth above and confirms that the Loan Documents executed by it, and all of its obligations thereunder, remain in full force and effect, and that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement after giving effect to the Amendment. Without limiting the foregoing, each of the undersigned acknowledges that the “Secured Indebtedness” as defined in the Subsidiary Security Agreement includes all Hedging Liability in addition to all other Obligations as originally defined therein. Each of the undersigned acknowledges that the Security Trustee, the Agent, and the Banks are relying on the foregoing in entering into the Amendment.

Dated as of August 4, 2008.

World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Corporation of Georgia
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc.
World Finance Corporation of South Carolina
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Corporation of Kentucky
WFC Services, Inc., a South Carolina corporation
World Finance Corporation of Colorado

By	/s/ A. Alexander McLean, III
A. Alexander McLean, III
Its Chief Executive Officer

WFC Limited Partnership

By	WFC of South Carolina, Inc., as sole general partner

By	/s/ A. Alexander McLean, III
A. Alexander McLean, III
Its Chief Executive Officer

World Finance Corporation of Texas

By	/s/ Jeff L. Tinney
Jeff L. Tinney
Its President